EXHIBIT 3.01

STATE OF DELAWARE
CERTIFICATE OF CORRECTION

Century Aluminum Company, a corporation organized and existing under and by virture of the General Corporation Law of the State of Delaware.

DOES HEREBY CERTIFY:

1.	The name of the corporation is Century Aluminum Company.

2.
That an Amended and Restated Certificate of Incorporation was filed by the Secretary of State of Delaware on May 27, 2009, and that said Amended and Restated Certificate of Incorporation requires correction as permitted by Section 103 of the General Corporation Law of the State of Delaware.

3.	The inaccuracy or defect of said Amended and Restated Certificate of Incorporation are that the typed written numbers do not match the typed numerals in paragraphs 2., on page 1 and FOURTH on page 2.

4.	The Amended and Restated Certificate of Incorporation is corrected to read as follows:

AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
CENTURY ALUMINUM COMPANY

Century Aluminum Company, a Delaware corporation, hereby certifies as follows:

1.           The name of the corporation is Century Aluminum Company (the “Corporation”).  The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on February 20, 1981.  The name of the Corporation when it was originally incorporated was Richco Exploration, Inc.

2.           The Board of Directors of the Corporation duly adopted resolutions by unanimous written consent on May 4, 2009 setting forth a proposed amendment to the Restated Certificate of Incorporation of the Corporation (the “Restated Certificate”), declaring said resolutions to be advisable and directing that said amendment be considered at the next Annual Meeting of the stockholders of the Corporation.  The proposed amendment deletes paragraph (1) of Article Fourth of the Restated Certificate and replaces it with the following:

“(1)           The total number of shares of stock which the Corporation shall have authority to issue is Two Hundred Million (200,000,000) shares divided into the following classes:

(a)           One Hundred Ninety-five Million (195,000,000) shares of Common Stock with a par value of one cent ($0.01) per share; and

(b)           Five Million (5,000,000) shares of Preferred Stock with a par value of one cent ($0.01) per share.”

3.           That thereafter, pursuant to resolution of the Board of Directors, the Annual Meeting of stockholders of the Corporation was duly called and held on May 27, 2009, upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware, at which meeting the requisite number of shares as required by statute were voted in favor of the amendment.  The foregoing amendment to the Restated Certificate of Incorporation was duly adopted in accordance with Sections 242 and 245 of the General Corporation Law of the State of Delaware.

4.           The text of the prior Restated Certificate of Incorporation of the Corporation, as amended, is restated to read in its entirety as follows:

FIRST.                                The name of this corporation is Century Aluminum Company (the “Corporation”).

SECOND.                      The address of the Corporation’s registered office in the State of Delaware is 2711 Centerville Road, Suite 400, in the City of Wilmington, County of New Castle, 19808.  The name of its registered agent at such address is The Prentice-Hall Corporation System, Inc.

THIRD.                      The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

FOURTH.                      (1)           The total number of shares of stock which the Corporation shall have authority to issue is Two Hundred Million (200,000,000) shares divided into the following classes:
(a)           One Hundred Ninety-Five Million (195,000,000) shares of Common Stock with a par value of one cent ($0.01) per share; and

(b)           Five Million (5,000,000) shares of Preferred Stock with a par value of one cent ($0.01) per share.

(2)           The Board of Directors is authorized, subject to limitations prescribed by law, to provide for the issuance of Preferred Stock from time to time in one or more series with such distinctive serial designations, rights, preferences, and limitations of the shares of each such series as the Board of Directors shall establish, by adopting a resolution and by filing a certificate of designations pursuant to the General Corporation Law of the State of

Delaware.  The authority of the Board of Directors with respect to each series shall, to the extent allowed by such law, include the authority to establish and fix the following:

(a)           The number of shares initially constituting the series and the distinctive designation of that series;

(b)           The extent, if any, to which the shares of that series shall have voting rights, whether none, full, fractional or otherwise limited;

(c)           Whether the shares of that series shall be entitled to receive dividends (which may be cumulative or noncumulative) and, if so, the rate or rates, the conditions, and the times payable and whether payable in preference to, or in some other relation to, the dividends payable on any other class or classes or any other series of the same or any other class or classes of stock of the Corporation;

(d)           The rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding up of the Corporation, or upon any distribution of its assets;

(e)           Whether the shares of that series shall have conversion privileges and, if so, the terms and conditions of such conversion privileges, including provision, if any, for adjustment of the conversion rate and for payment of additional amounts by holders of Preferred Stock of that series upon exercise of such conversion privileges;

(f)           Whether or not the shares of that series shall be redeemable, and, if so, the price at and the terms and conditions upon which such shares shall be redeemable, and whether that series shall have a sinking fund for the redemption or purchase of shares of that series, and, if so, the terms and amount of such sinking fund; and

(g)           Such other preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof.  Notwithstanding the fixing of the number of shares constituting a particular series upon the issuance thereof, the Board of Directors may at any time thereafter authorize the issuance of additional shares of the same series or may reduce the number of shares constituting such series (but not below the number of shares thereof then outstanding).

An existing Certificate of Designation designating a series of preferred stock is annexed hereto.

FIFTH.                      1)           The business and affairs of the Corporation shall be managed under the direction of the Board of Directors consisting of not less than three (3) nor more than eleven (11) directors.  The exact number of directors within the minimum and maximum limitations specified in the preceding sentence shall be fixed and determined from time to time by resolution adopted by the vote of a majority of the total number of directors.

(2)           The Board of Directors shall be divided into three classes:  Class I, Class II and Class III, which shall be as nearly equal in number as possible.  Each director shall serve for a term ending on the date of the third annual meeting of stockholders following the annual meeting at which such director was elected; provided, however, that each initial director in Class I shall hold office until the annual meeting of stockholders in 1997; each initial director in Class II shall hold office until the annual meeting of stockholders in 1998; and each initial director in Class III shall hold office until the annual meeting of stockholders in 1999.

(3)           In the event of any increase or decrease in the authorized number of directors, (a) each director than serving as such shall nevertheless continue as a director of the class of which he is a member until the expiration of his current term, or his earlier resignation, retirement, removal from office, disqualification or death, and (b) the newly created or eliminated directorships resulting from such increase or decrease shall be apportioned by the Board of Directors among the three classes of directors so as to maintain such classes as nearly equal as possible.

(4)           Notwithstanding any of the foregoing provisions of this Article FIFTH, each director shall serve until his successor is elected and qualified or until his earlier resignation, retirement, removal from office, disqualification or death.

(5)           Should a vacancy occur or be created, whether arising through resignation, retirement, removal from office, disqualification or death or through an increase in the number of directors, such vacancy shall be filled by the affirmative vote of at least a majority of the directors remaining in office, though they constitute less than a quorum of the Board of Directors and directors so chosen shall hold office for a term expiring at the annual meeting of stockholders at which the term of the class to which they have been elected expires.

(6)           Any director or the entire Board of Directors may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of at least 66-2/3% of the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors.

(7)           Notwithstanding any other provision of this Restated Certificate of Incorporation or any other provision of law which might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of the holders of any particular class or series of the capital stock of the Corporation required by law, this Restated Certificate of Incorporation or any designation of Preferred Stock, the affirmative vote of the holders of at least 66-2/3% of the combined voting power of the Corporation’s outstanding voting securities, voting together as a single class, shall be required to alter, amend or repeal this Article FIFTH.

SIXTH.                      In furtherance and not in limitation of the powers conferred by law, the Board of Directors is expressly authorized to make, alter, amend and repeal the By-laws of the Corporation, subject to the power of the holders of the capital stock of the Corporation to alter, amend or repeal the By-laws; provided, however, that with respect to the power of the holders of the capital stock of the Corporation to alter, amend or repeal the By-laws of the Corporation, notwithstanding any other provision of this Restated Certificate of Incorporation or any provision of law which might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of the holders of any particular class or series of the capital stock of the Corporation required by law, this Restated Certificate of Corporation or any designation of Preferred Stock, the affirmative vote of the holders of at least 66-2/3% of the combined voting power of the Corporation’s outstanding voting securities, voting together as a single class, shall be required to (i) alter, amend or repeal any provision of the By-laws, or (ii) alter, amend or repeal any provision of this Article SIXTH.

SEVENTH.                      Subject to the rights of the holders of any series of Preferred Stock with respect to such series of Preferred Stock, (A) any action required or permitted to be taken by the stockholders of the Corporation must be effected at an annual or special meeting of stockholders of the Corporation and may not be effected by any consent in writing by such stockholders and (B) special meetings of stockholders of the Corporation may be called only by the Board of Directors of the Corporation or the Executive Committee of the Board of Directors.  The stockholders of the Corporation may not call a special meeting of stockholders of the Corporation or require the Board of Directors or Executive Committee of the Board of Directors to call a special meeting of the stockholders of the Corporation.  The Board of Directors or the Executive Committee of the Board of Directors may call a special meeting of stockholders of the Corporation only by giving written notice to the stockholders of the Corporation.  Such notice must specify the purpose or purposes for which the meeting is called.  The stockholders of the Corporation may not submit any matters or proposals for consideration at any special meeting.  Notwithstanding any other provision of this Restated Certificate of Incorporation or any provision of law which might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of the holders of any particular class or series of the capital stock of the Corporation required by law, this Restated Certificate of Incorporation or any designation of Preferred Stock, the affirmative vote of the holders of at least 66-2/3% of the combined voting power of the Corporation’s outstanding voting securities, voting together as a single class, shall be required to alter, amend or repeal this Article SEVENTH.

(1)

EIGHTH.                      Notwithstanding any other provisions of this Restated Certificate of Incorporation, the vote of stockholders of the Corporation required to approve any Business Combination (as hereinafter defined) shall be as set forth in this Article EIGHTH.

(1)           In addition to any affirmative vote required by law or by this Restated Certificate of Incorporation, and except as otherwise expressly provided in clause (3) of this Article EIGHTH:

(a)           any merger or consolidation of the Corporation or any Subsidiary with or into (i) any Interested Stockholder or (ii) any other entity (whether or not itself an Interested Stockholder) that is, or after such merger or consolidation would be, an Affiliate or Associate of an Interested Stockholder; or

(b)           any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions) to, by or with any Interested Stockholder of any assets of or to the Corporation or any Subsidiary having an aggregate fair market value of $1,000,000 or more; or

(c)           the issuance or transfer by the Corporation or any Subsidiary (in one transaction or a series of transactions) of any securities of the Corporation or any Subsidiary to any Interested Stockholder in exchange for cash, securities or other property (or a combination thereof); or

(d)           the adoption of any plan or proposal for the liquidation or dissolution of the Corporation proposed by or on behalf of any Interested Stockholder or any Affiliate or Associate of any Interested Stockholder; or

(e)           any reclassification of securities (including any reverse stock split), or recapitalization or reorganization of the Corporation, or any merger or consolidation of the Corporation with any of its Subsidiaries, or any other transaction (whether or not with or into or otherwise involving any Interested Stockholder), that in any such case has the effect, directly or indirectly, of increasing the proportionate share of the outstanding shares of any class or series of stock or securities convertible into stock of the Corporation or any Subsidiary that is directly or indirectly beneficially owned by any Interested Stockholder or any Affiliate or Associate of any Interested Stockholder; or

(f)           any agreement, contract or other arrangement providing directly or indirectly for any of the foregoing;

shall not be consummated without the affirmative vote of the holders of at least 66-2/3% of the combined voting power of the Corporation’s voting securities (“Voting Stock”) then outstanding voting together as a single class.  Such affirmative vote shall be required notwithstanding the fact that no vote may be required, or that a lesser percentage may be specified, by law or in any agreement with any national securities exchange or otherwise.

(2)           The term “Business Combination” as used in this Article EIGHTH shall mean any transaction that is referred to in any one or more of paragraphs (a) through (f) of clause (1) of this Article EIGHTH.

(3)           The provisions of clause (1) of this Article EIGHTH shall not be applicable to any particular Business Combination, and such Business Combination shall require only such affirmative vote as is required by law and any other provision of this Restated Certificate of Incorporation, if all the conditions specified in either of the following paragraphs (a) or (b) are met:

(a)           such Business Combination shall have been approved by a majority of the Disinterested Directors; or

(b)           all of the six conditions specified in the following clauses (i) through (vi) shall have been met:

(i)           the transaction constituting the Business Combination shall provide for a consideration to be received by holders of Common Stock in exchange for all their shares of Common Stock, and the aggregate amount of the cash and the Fair Market Value as of the date of the consummation of the Business Combination of any consideration other than cash to be received per share by holders of Common Stock in such Business Combination shall be at least equal to the higher of the following:

(A)           (if applicable) the highest per share price (including any brokerage commissions, transfer taxes and soliciting dealers’ fees) paid in order to acquire any shares of Common Stock beneficially owned by the Interested Stockholder that were acquired (I) within the two-year period immediately prior to the Announcement Date or (II) in the transaction in which it became an Interested Stockholder, whichever is higher; and

(B)           the Fair Market Value per share of Common Stock on the Announcement Date or on the Determination Date, whichever is higher, multiplied by the ratio of (I) the highest per share price (including brokerage commissions, transfer taxes and soliciting dealers’ fees) paid in order to acquire any share of Common Stock already beneficially owned by the Interested Stockholder to (II) the Fair Market Value per share of Common Stock immediately prior to the time when such Interested Stockholder first became a beneficial owner of any shares of Common Stock;  provided, however, that, as used in the foregoing calculations, all prices per share shall be adjusted to reflect any subsequent stock splits, stock dividends or other similar corporate actions;

(ii)           the transaction constituting the Business Combination shall provide for a consideration to be received by holders of any class or series of outstanding Voting Stock other than Common Stock in exchange for all their shares of such Voting Stock, and the aggregate amount of the cash and the Fair Market Value as of the date of the consummation of the Business Combination of any consideration other than cash to be received per share by holders of shares of such Voting Stock in such Business Combination shall be at least equal to the highest of the following (it being intended that the requirements of this paragraph (b)(ii) shall be required to be met with respect to every class and series of such outstanding Voting Stock, whether or not the Interested Stockholder beneficially owns any shares of a particular class or series of Voting Stock):

(A)           (if applicable) the highest per share price (including any brokerage commissions, transfer taxes and soliciting dealers’ fees) paid in order to acquire any share of such class or series of Voting Stock beneficially owned by the Interested Stockholder that were acquired (I) within the two-year period immediately prior to the Announcement Date or (II) in the transaction in which it became an Interested Stockholder, whichever is higher;

(B)           (if applicable) the highest preferential amount per share to which the holders of shares of such class or series of Voting Stock are entitled in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation regardless of whether the Business Combination to be consummated constitutes such an event; and

(C)           the Fair Market Value per share of such class or series of Voting Stock on the Announcement Date or on the Determination Date, whichever is higher, multiplied by the ratio of (I) the highest per share price (including brokerage commissions, transfer taxes and soliciting dealers’ fees) paid in order to acquire any share of such class or series of Voting Stock already beneficially owned by the Interested Stockholder to (II) the Fair Market Value per share of such class or series of Voting Stock immediately prior to the time when such Interested Stockholder first became a beneficial owner of any shares of such class or series of Voting Stock;  provided, however, that, as used in the foregoing calculations, all prices per share shall be adjusted to reflect any subsequent stock splits, stock dividends or other similar corporate actions;

(iii)           the consideration to be received by holders of a particular class or series of outstanding Voting Stock (including Common Stock) shall be in cash or in the same form as was previously paid in order to acquire shares of such class or series of Voting Stock that are beneficially owned by the Interested Stockholder, and if the Interested Stockholder beneficially owns shares of any class or series of Voting Stock that were acquired with varying forms of consideration, the form of consideration to be received by holders of such class or series of Voting Stock shall be either cash or the form used to acquire the largest number of shares of such class or series of Voting Stock beneficially owned by it;

(iv)           after such Interested Stockholder has become an Interested Stockholder and prior to the consummation of such Business Combination:

(A)           the Interested Stockholder shall have taken steps to ensure that the Board of Directors has included at all times representation by Disinterested Director(s) proportionate to the ratio that the shares of Voting Stock which from time to time are owned by holders of Voting Stock who are not Interested Stockholders bear to all shares of Voting Stock outstanding at such respective times (with a Disinterested Director to occupy any resulting fractional Board position);

(B)           within the two years prior to the Announcement Date except as approved by a majority of the Disinterested Directors, there shall have been no failure to declare and pay at the regular dates therefor the full amount of any dividends (whether or not cumulative) payable on the outstanding Preferred Stock or class or series of stock having a preference over the Common Stock as to dividends or upon liquidation;

(C)           within the two years prior to the Announcement Date there shall have been (I) no reduction in the annual rate of dividends paid on the Common Stock (except as necessary to reflect any subdivision of the Common Stock), except as approved by a majority of the Disinterested Directors, and (II) an increase in such annual rate of dividends (as necessary to prevent any such reduction) in the event of any reclassification (including any reverse stock split), recapitalization, reorganization or any similar transaction that has the effect of reducing the number of outstanding shares of the Common Stock, unless the failure so to increase such annual rate is approved by a majority of the Disinterested Directors; and

(D)           such Interested Stockholder shall not have become the beneficial owner of any additional shares of Voting Stock or securities convertible into or exchangeable for Voting Stock, except as part of the transaction that resulted in such Interested Stockholder becoming an Interested Stockholder;

(v)           after such Interested Stockholder has become an Interested Stockholder, such Interested Stockholder shall not have (A) received the benefit, directly or indirectly (except proportionately as a stockholder and except in the ordinary course of business or as part of a supplier/customer relationship), of any loans, advances, guarantees, pledges or other financial assistance or any tax credits or other tax advantages provided by the Corporation, whether in anticipation of or in connection with such Business Combination or otherwise, (B) made any major change in the Corporation’s business or equity capital structure without the unanimous approval of the Disinterested Directors, or (C) used any asset of the Corporation as collateral, or compensating balances, directly or indirectly, for any obligation of such Interested Stockholder; and

(vi)           a proxy or information statement describing the proposed Business Combination and complying with the requirements of the Securities Exchange Act of 1934 and the rules and regulations thereunder (or any subsequent provisions replacing such Act, rules or regulations) shall be mailed to public stockholders of the Corporation at least 30 days prior to the consummation of such Business Combination (whether or not such proxy or information statement is required to be mailed pursuant to such Act or subsequent provisions). Such proxy statement shall contain:

(A)           at the front thereof, in a prominent place, any recommendations as to the advisability (or inadvisability) of the Business Combination which the Disinterested Directors, or any of them, may have furnished in writing; and

(B)           if deemed advisable by a majority of the Disinterested Directors, an opinion of a reputable investment banking or appraisal firm as to the fairness (or lack of fairness) of the terms of such Business Combination, from the point of view of holders of shares of Voting Stock who are not Interested Shareholders (such investment banking or appraisal firm to be selected by a majority of the Disinterested Directors, to be a firm which has not previously been associated with or rendered services to or acted as manager of an underwriting or as agent for an Interested Stockholder, to be furnished with all information it reasonably requests and to be paid a reasonable fee for its services upon receipt by the Corporation of such opinion).

(4)           For purposes of this Article EIGHTH:

(a)           A “person” shall mean any individual, firm, corporation, partnership, trust or other entity.

(b)           “Interested Stockholder” shall mean any person (other than the Corporation or any Subsidiary; and other than any profit sharing, employee stock ownership, or any other employee benefit plan of the Corporation or any Subsidiary, or any trustee of or fiduciary with respect to any such plan when acting in such capacity) who or that:

(i)           is the beneficial owner, directly or indirectly, of 10% or more of the combined voting power of the then outstanding Voting Stock; or

(ii)           is an Affiliate of the Corporation and at any time within the two-year period immediately prior to the date in question was the beneficial owner, directly or indirectly, of 10% or more of the combined voting power of the then outstanding Voting Stock; or

(iii)           is an assignee of or has otherwise succeeded to the beneficial ownership of any shares of Voting Stock that were at any time within the two-year period immediately prior to the date in question beneficially owned by an Interested Stockholder, if such assignment or succession shall have occurred in the course of a transaction or series of transactions not involving a public offering within the meaning of the Securities Act of 1933.

(c)           A person shall be a “beneficial owner” of any Voting Stock:

(i)           that such person or any of its Affiliates or Associates beneficially owns, directly or indirectly; or

(ii)           that such person or any of its Affiliates or Associates has (A) the right to acquire (whether such right is exercisable immediately or only after the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise, or (B) the right to vote or to direct the vote pursuant to any agreement, arrangement or understanding; or

(iii)           that is beneficially owned, directly or indirectly, by any other person with which such person or any of its Affiliates or Associates has any agreement, arrangement or understanding for the purposes of acquiring, holding, voting or disposing of any shares of Voting Stock.

(d)           For the purposes of determining whether a person is an Interested Stockholder pursuant to paragraph (b) of this clause (4), the number of shares of Voting Stock deemed to be outstanding shall include all shares deemed owned by such person through application of paragraph (c) of this clause (4) but shall not include any other shares of Voting Stock that may be issuable to other persons upon exercise of conversion rights, exchange rights, warrants or options, or otherwise.

(e)           “Affiliate” and “Associate” shall have the respective meanings ascribed to such terms in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as in effect on the date hereof.

(f)           “Subsidiary” shall mean any corporation a majority of whose outstanding stock having ordinary voting power in the election of directors is owned by the Corporation, by a Subsidiary or by the Corporation and one or more Subsidiaries; provided, however, that for the purposes of the definition of Interested Stockholder set forth in paragraph (b) of this clause (4), the term “Subsidiary” shall mean only a corporation of which a majority of each class of equity security is owned by the Corporation, by a Subsidiary or by the Corporation and one or more Subsidiaries.

(g)           “Disinterested Director” means any member of the Board of Directors of the Corporation who (1) is unaffiliated with, and not a nominee of, the Interested Stockholder proposing to engage in the Business Combination, and any successor of a Disinterested Director who is unaffiliated with, and not a nominee of, such Interested Stockholder and is recommended to succeed a Disinterested Director by a majority of Disinterested Directors then on the Board of Directors and (2) is not an employee of the Corporation.

(h)           “Fair Market Value” means:  (1) in the case of stock, the highest closing sale price during the 30-day period immediately preceding the date in question of a share of such stock on the New York Stock Exchange Composite Tape, or, if such stock is not quoted on the Composite Tape, on the New York Stock Exchange, or, if such stock is not listed on such Exchange, on the principal United States national securities exchange registered under the Securities Exchange Act of 1934 on which such stock is listed, or, if such stock is not listed on any such exchange, the highest closing sale price or bid quotation with respect to a share of such stock during the 30-day period immediately preceding the date in question on the National Association of Securities Dealers, Inc. Automated Quotations System or any system then in use, or, if no such prices or quotations are available, the fair market value on the date in question of a share of such stock as determined by a majority of the Disinterested Directors in good faith; and (2) in the case of property other than cash or stock, the fair market value of such property on the date in question as determined by a majority of the Disinterested Directors in good faith.

(i)           “Announcement Date” means the date of first public announcement of the proposal of the Business Combination.

(j)           “Determination Date” means the date on which the Interested Stockholder became an Interested Stockholder.

(5)           A majority of the Disinterested Directors of the Corporation shall have the power and duty to determine, on the basis of information known to them after reasonable inquiry, all facts necessary to determine compliance with this Article EIGHTH, including, without limitation, (a) whether a person is an Interested Stockholder, (b) the number of shares of Voting Stock beneficially owned by any person, (c) whether a person is an Affiliate or Associate of another person, (d) whether a person has an agreement, arrangement or understanding with another as to the matters referred to in paragraphs (c)(ii) and (iii) of clause (4), (e) whether the assets subject to any Business Combination have an aggregate fair market value of $1,000,000 or more, and (f) whether the requirements of clause (3) of this Article EIGHTH have been met with respect to any Business Combination; and the good faith determination of a majority of the Disinterested Directors on such matters shall be conclusive and binding for all purposes of this Article EIGHTH.

(6)           Notwithstanding any other provision of this Restated Certificate of Incorporation or any other provision of law which might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of the holders of any particular class or series of the capital stock of the Corporation required by law, this Restated Certificate of Incorporation or any designation of Preferred Stock, the affirmative vote of the holders of at least 66-2/3% of the combined voting power of the Corporation’s outstanding voting securities, voting together as a single class, shall be required to alter, amend or repeal this Article EIGHTH.

NINTH.                      A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of the State of Delaware, as the same exists or hereafter may be amended, or (iv) for any transaction from which the director derived an improper personal benefit.  If the General Corporation Law of the State of Delaware hereafter is amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the Corporation, in addition to the limitations on personal liability provided herein, shall be limited to the fullest extent permitted by the amended General Corporation Law of the State of Delaware.  Any repeal or modification of this paragraph by the stockholders of the Corporation shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director of the Corporation existing at the time of such repeal or modification.

TENTH.                      The Corporation shall, to the fullest extent permitted by Section 145 of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented, indemnify any and all persons whom it shall have power to indemnify under said section from and against any and all of the expenses, liabilities or other matters referred to in or covered by said section, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any By-law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

IN WITNESS WHEREOF, the undersigned has caused this Restated Certificate of Incorporation to be signed this 27th day of May, 2009.

IN WITNESS WHEREOF, said corporation has caused this Certificate of Correction this 5th day of June, 2009.

CENTURY ALUMINUM COMPANY
By:	/s/ William J. Leatherberry
Name: William J. Leatherberry
Title: Senior Vice President,
General Counsel, and Assistant Secretary

Annex to Restated Certificate of Incorporation
of Century Aluminum Company

CERTIFICATE OF DESIGNATION, PREFERENCES AND RIGHTS OF

8% CUMULATIVE CONVERTIBLE PREFERRED STOCK OF

CENTURY ALUMINUM COMPANY

SECTION 1.                                Designation, Amount and Par Value.  The series of Preferred Stock shall be designated as the 8% Cumulative Convertible Preferred Stock (the “Preferred Stock”), and the number of shares so designated shall be 500,000.  The par value of each share of Preferred Stock shall be $0.01.  Each share of Preferred Stock shall have a stated value of $50.00 per share (the “Stated Value”).

SECTION 2.                                Dividends.

(a)           Holders of Preferred Stock shall be entitled to receive and the Company shall pay, when, as and if declared by the Board of Directors out of funds legally available therefor, cumulative cash dividends at the rate per share (as a percentage of the Stated Value per share) equal to 8% per annum, payable quarterly in arrears on each March 31, June 30, September 30 and December 31 (each, a “Dividend Payment Date”) and on the Conversion Date (as hereinafter defined).  Dividends on the Preferred Stock shall accrue daily commencing on the Original Issue Date (as defined in Section 7) and shall be deemed to accrue whether or not earned or declared and whether or not there are profits, surplus or other funds of the Company legally available for the payment of dividends.  The person that is shown on the Company’s records as the holder of the Preferred Stock on an applicable record date (the “Holder”) for any dividend payment will be entitled to receive such dividend payment and any other accrued and unpaid dividends which accrued prior to such Dividend Payment Date, without regard to any sale or disposition of such Preferred Stock subsequent to the applicable record date but prior to the applicable Dividend Payment Date.  Except as otherwise provided herein, if at any time the Company pays less than the total amount of dividends then accrued on the Preferred Stock, such payment shall be distributed ratably among the Holders of the Preferred Stock based upon the number of shares held by each Holder.

(b)           So long as any Preferred Stock shall remain outstanding, unless all accrued dividends payable on the Preferred Stock for all prior Dividend Payment Dates shall have been paid, neither the Company nor any subsidiary thereof shall redeem, purchase or otherwise acquire, directly or indirectly, any Common Stock (as defined in Section 5) or any shares of any other capital stock of the Company, ranking junior to the Preferred Stock in respect of dividends or liquidation preference, except the repurchase of shares of capital stock of the Company held by officers, directors or employees or former officers, directors or employees (or their estates or beneficiaries), upon death, disability, retirement, severance or termination of employment, or in order to satisfy tax withholding obligations of such persons upon the exercise of options or the vesting of performance shares or pursuant to any agreement under which such shares were issued, nor shall the Company directly or indirectly pay or declare any cash dividend or make any cash distribution (other than a dividend or distribution described in Section 5) upon, nor shall any cash distribution be made in respect of, any Common Stock or any other capital stock of the Company ranking junior to the Preferred Stock in respect of dividends or liquidation preference, nor shall any monies be set aside for or applied to the purchase or redemption (through a sinking fund or otherwise) of any Common Stock or any shares of any other capital stock of the Company, ranking junior to the Preferred Stock in respect of dividends or liquidation preference, except as described above.

SECTION 3.                                Voting Rights.  Except as otherwise provided herein and as otherwise provided by law, the Preferred Stock shall have no voting rights.  So long as any shares of Preferred Stock are outstanding, the Company shall not, without the affirmative vote of the Holders of a majority of the shares of Preferred Stock then outstanding, (i) alter or change adversely the powers, preferences or rights given to the Preferred Stock, through an amendment to the Company’s Certificate of Incorporation or otherwise, (ii) authorize or create any class of stock ranking as to dividends or distribution of assets upon a Liquidation (as defined below) senior to, prior to or pari passu with the Preferred Stock, or (iii) reorganize or reclassify the capital stock of the Company or merge or consolidate with or into any other company or entity.

SECTION 4.                                Liquidation.  Upon any liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary (a “Liquidation”), the Holders of shares of Preferred Stock shall be entitled to receive out of the assets of the Company, whether such assets are capital or surplus, for each share of Preferred Stock an amount equal to the Stated Value, plus an amount equal to the then accrued but unpaid dividends per share, whether declared or not, but without interest (“Liquidation Preference”), before any distribution or payment shall be made to the holders of Common Stock or any other capital stock of the Company junior in respect of distribution of assets, and if the assets of the Company shall be insufficient to pay in full such amounts, then the entire assets to be distributed shall be distributed among the Holders of Preferred Stock ratably in accordance with the respective amounts that would be payable on such shares if all amounts payable thereon were paid in full.  A sale, conveyance or disposition of all or substantially all of the assets of the Company, other than to a domestic subsidiary of the Company, shall be deemed a Liquidation; however, a consolidation or merger of the Company with or into any other company or companies shall not be treated as a Liquidation, but instead shall be subject to the provisions of Section 5.  The Company shall mail written notice of any such Liquidation, not less than 30 days prior to the payment date stated therein, to each record Holder of Preferred Stock.

SECTION 5.                                Conversion.

(a)           Right to Convert.  Each Holder of the Preferred Stock shall have the right at any time and from time to time, at the option of such Holder, to convert any or all Preferred Stock held by such Holder, into such number of fully paid, validly issued and nonassessable shares of common stock, par value $0.01 per share, of the Company (“Common Stock”), free and clear of any liens, claims or encumbrances created by the Company, as is determined by dividing (i) the Liquidation Preference times the number of shares of Preferred Stock being converted (“Conversion Amount”), by (ii) the applicable Conversion Price (determined as hereinafter provided) in effect on the Conversion Date. immediately following such conversion, the rights of the Holders of converted Preferred Stock shall cease and the persons entitled to receive the Common Stock upon the conversion of Preferred Stock shall be treated for all purposes as then having become the owners of such Common Stock.  The right to convert any shares of Preferred Stock called for redemption under Section 6 shall continue until and shall expire at 4:30 New York time on the last business day prior to the redemption date.  Any conversion of Preferred Stock by any Holder shall be of a minimum number of 1,000 shares of Preferred Stock, except in the event that any Holder holds less than 1,000 shares of Preferred Stock, in which case, all such shares held by such Holder may be converted.

(b)           Mechanics of Conversion.  To convert Preferred Stock into Common Stock, the Holder shall give written notice (“Conversion Notice”) to the Company (which Conversion Notice may be given by facsimile transmission no later than the Conversion Date) stating that such Holder elects to convert the same and shall state therein the number of shares of Preferred Stock to be converted and the name or names in which such holder wishes the certificate or certificates for Common Stock to be issued (the conversion date specified in such Conversion Notice shall be referred to herein as the “Conversion Date”).  As soon as possible after delivery of the Conversion Notice, such Holder shall surrender the certificate or certificates representing the Preferred Stock being converted, duly endorsed, at the office of the Company or, if identified in writing to all the Holders by the Company, at the offices of any transfer agent for the Preferred Stock.  The Company shall, upon receipt of such Conversion Notice, issue and deliver to or upon the order of such Holder, against delivery of the certificates representing the Preferred Stock which have been converted, a certificate or certificates for the number of shares of Common Stock to which such Holder shall be entitled (with the number of and denomination of such certificates designated by such Holder), and the Company shall immediately issue and deliver to such Holder a certificate or certificates for the number of shares of Preferred Stock (including any fractional shares) which such Holder has not yet elected to convert hereunder but which are evidenced in part by the certificate(s) delivered to the Company in connection with such Conversion Notice.  The Company shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such conversion unless certificates evidencing such shares of the Preferred Stock being converted are either delivered to the Company or its transfer agent or the Holder notifies the Company or any such transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement reasonably satisfactory to the Company to indemnify the Company from any loss incurred by it in connection therewith.

In lieu of delivering physical certificates representing the Common Stock issuable upon conversion of Preferred Stock, provided the Company’s transfer agent is participating in the Depository Trust Company (“DTC”) Fast Automated Securities Transfer program, upon request of the Holder, the Company shall use its best efforts to cause its transfer agent to electronically transmit the Common Stock issuable upon conversion to the Holder, by crediting the account of the Holder’s prime broker with DTC through its Deposit Withdrawal Agent Commission (“DWAC”) system.  The parties agree to coordinate with DTC to accomplish this objective.  The conversion pursuant to this Section 5 shall be deemed to have been made immediately prior to the close of business on the Conversion Date.  The person or persons entitled to receive the Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such Common Stock at the close of business on the Conversion Date.  The Company’s obligation to issue Common Stock upon conversion of Preferred Stock shall, except with respect to the Holder’s compliance with the notice and delivery requirements set forth above in this Section 5(b), be absolute, is independent of any covenant of the Holder of Preferred Stock, and shall not be subject to:  (i) any offset or defense, or (ii) any claims against the Holders of Preferred Stock whether pursuant to this Certificate of Designation, the Purchase Agreement (as defined in Section 7) or otherwise.  In the event that the Company disputes the Holder’s computation of the number of shares of Common Stock to be received, then the Company shall deliver to the Holder the number of shares of Common Stock not in dispute and shall seek to mutually agree with the Holder in good faith on the correct number of shares to be received.

(c)           Determination of Conversion Price.  The Conversion Price applicable with respect to the Preferred Stock (the “Conversion Price”), subject to the adjustments set forth below, shall be $17.92 per share.

(d)           Stock Splits; Dividends; Adjustments.

(i)           If the Company, at any time while the Preferred Stock is outstanding shall, (A) pay a stock dividend or otherwise make a distribution or distributions on any equity securities (including instruments or securities convertible into or exchangeable for such equity securities) in shares of Common Stock, (B) subdivide outstanding Common Stock into a larger number of shares, or (C) combine outstanding Common Stock into a smaller number of shares, then the Conversion Price shall be multiplied by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately before such event and the denominator of which shall be the number of shares of Common Stock outstanding immediately after such event.  Any adjustment made pursuant to this Section 5(d)(i) shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision or combination.

(ii)           In the event that the Company issues or sells any Common Stock or securities which are convertible into or exchangeable for its Common Stock (other than the Preferred Stock), or any warrants or other rights to subscribe for or to purchase or any options for the purchase of its Common Stock (“Convertible Securities”) (other than shares or options issued or which may be issued pursuant to (A) the Company’s current or future employee or director stock incentive or option plans or shares issued upon exercise of options, warrants or rights or upon the vesting of performance shares outstanding on the date of the Purchase Agreement and listed in the Company’s most recent periodic report filed under the Securities Exchange Act of 1934, as amended, (B) arrangements with the Holders of Preferred Stock, or (C) upon the conversion of the Preferred Stock) (“Exempted Issuances”) at an effective purchase price per share which is less than the Per Share Market Value (as defined in Section 7) of the Common Stock on the Trading Day next preceding such issue or sale or, in the case of issuances to holders of its Common Stock, the record date fixed for the determination of stockholders entitled to receive Common Stock or Convertible Securities (the “Fair Market Price”), the Conversion Price in effect immediately prior to such issue or sale or record date, as applicable, shall be reduced effective concurrently with such issue or sale to an amount determined by multiplying the Conversion Price then in effect by a fraction, (1) the numerator of which shall be the sum of (x) the number of shares of Common Stock outstanding immediately prior to such issue or sale and (y) the number of shares of Common Stock which the aggregate consideration received by the Company for such additional shares would purchase at the Fair Market Price, and (2) the denominator of which shall be the number of shares of Common Stock and Convertible Securities of the Company outstanding immediately after such issue or sale.  For the purposes of the foregoing adjustment, shares of Common Stock owned by or held on account of the Company or any subsidiary shall not be deemed outstanding for the purpose of any such computation.  In addition, for the purposes of the foregoing adjustment, in the case of the issuance of any Convertible Securities, the maximum number of shares of Common Stock issuable upon exercise, exchange or conversion of such Convertible Securities shall be deemed to be outstanding, and the aggregate consideration received by the Company for the issuance or sale of such Convertible Securities shall be deemed to include any consideration that would be received by the Company in connection with the exercise, exchange or conversion of such Convertible Securities, provided that no further adjustment shall be made upon the actual issuance of Common Stock upon exercise, exchange or conversion of such Convertible Securities.  However, upon the expiration of any right or warrant to purchase Common Stock the issuance of which resulted in an adjustment in the Conversion Price designated in Section 5(c) pursuant to this Section 5(d)(ii), if any such right or warrant shall expire and shall not have been exercised, the Conversion Price designated in Section 5(c) shall immediately upon such expiration be recomputed and effective immediately upon such expiration be increased to the price which it would have been (but reflecting any other adjustments in the Conversion Price made pursuant to the provisions of this Section 5 after the issuance of such rights or warrants) had the adjustment of the Conversion Price made upon the issuance of such rights or warrants been made on the basis of offering for subscription or purchase only that number of shares of Common Stock actually purchased upon the exercise of such rights or warrants actually exercised.

(iii)           If the Company, at any time while the Preferred Stock is outstanding, shall distribute to all holders of Common Stock evidence of its indebtedness or assets or cash (other than ordinary cash dividends) or rights or warrants to subscribe for or purchase any security of the Company or any of its subsidiaries (excluding those referred to in Sections 5(d)(i) or 5(d)(ii) above), then concurrently with such distributions to holders of Common Stock, the Company shall distribute to Holders of the Preferred Stock, the amount of such indebtedness, assets, cash or rights or warrants which the Holders of Preferred Stock would have received had they converted all their Preferred Stock into Common Stock immediately prior to the record date for such distribution.

(iv)           All calculations under this Section 5 shall be made to the nearest cent or the nearest 1/100th of a share, as the case may be.

(v)           Whenever the Conversion Price is adjusted pursuant to this Section 5(d), the Company shall promptly mail to each Holder of Preferred Stock a notice setting forth the Conversion Price after such adjustment and setting forth a brief statement of the facts requiring such adjustment.

(vi)           No adjustment in the Conversion Price shall reduce the Conversion Price below the then par value of the Common Stock.

(vii)           The Company from time to time may reduce the Conversion Price by any amount for any period of time if the period is at least 20 Trading Days and if the reduction is irrevocable during the period.  Whenever the Conversion Price is reduced, the Company shall mail to the Holders of Preferred Stock a notice of the reduction.  The Company shall mail, first class, postage prepaid, the notice at least 15 days before the date the reduced Conversion Price takes effect.  The notice shall state the reduced Conversion Price and the period it will be in effect.  A reduction of the Conversion Price does not change or adjust the Conversion Price otherwise in effect for purposes of Section 5(d)(i), (ii), or (iii).

(viii)           If:

A.            In the event of any taking by the Company of a record date of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, any security or right convertible into or entitling the holder thereof to receive additional shares of Common Stock, or any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right; or

B.            The Company shall declare a special nonrecurring cash dividend on or a redemption of its Common Stock; or

C.            The approval of any stockholders of the Company shall be required in connection with any reclassification of the Common Stock of the Company (other than a subdivision or combination of the outstanding shares of Common Stock), any consolidation or merger to which the Company is a party, any sale or transfer of all or substantially all of the assets of the Company, or any compulsory share exchange whereby the Common Stock is converted into other securities, cash or property; or

D.            The Company shall authorize the voluntary or involuntary dissolution, liquidation or winding-up of the affairs of the Company;

then the Company shall cause to be filed at each office or agency maintained for the purpose of conversion of Preferred Stock, and shall cause to be mailed to the Holders of Preferred Stock at their last addresses as they shall appear upon the stock books of the Company, at least 15 calendar days prior to the applicable record or effective date hereinafter specified, a notice stating (x) the date on which a record is to be taken for the purpose of such dividend, distribution, redemption, rights or warrants, or if a record is not to be taken, the date as of which the holders of Common Stock of record to be entitled to such dividend, distributions, redemption, rights or warrants are to be determined, or (y) the date on which such reclassification, consolidation, merger, sale, transfer, share exchange, dissolution, liquidation or winding-up is expected to become effective, and the date as of which it is expected that holders of Common Stock of record shall be entitled to exchange their shares of Common Stock for securities or other property deliverable upon such reclassification, consolidation, merger, sale, transfer, share exchange, dissolution, liquidation or winding-up; provided, however, that the failure to mail such notice or any defect therein or in the mailing thereof shall not affect the validity of the corporate action required to be specified in such notice.

(e)           Reorganization, Merger or Going Private.  In case of any reorganization or reclassification of the capital stock of the Company, any consolidation or merger of the Company with or into another person, any compulsory share exchange pursuant to which the Common Stock is converted into other securities, cash or property or a “going private” transaction under Rule 13e-3 promulgated pursuant to the Exchange Act, the Holders of the Preferred Stock then outstanding shall be deemed to have converted their Preferred Stock into Common Stock immediately prior to such reorganization, reclassification, consolidation, merger, or share exchange and shall have the right thereafter to convert such shares only into the shares of stock and other securities and property receivable upon or deemed to be held by holders of Common Stock following such reorganization, reclassification, consolidation, merger or share exchange, and the Holders of the Preferred Stock shall be entitled upon such event to receive such amount of securities or property as the shares of the Common Stock of the Company into which such shares of Preferred Stock could have been converted immediately prior to such reorganization, reclassification, consolidation, merger or share exchange would have been entitled.

The terms of any such reorganization, reclassification, consolidation, merger or share exchange shall include such terms so as to continue to give to the Holder of Preferred Stock the right to receive the securities or property set forth in this Section 5(e) upon any conversion following such reorganization, reclassification, consolidation, merger or share exchange.  This provision shall similarly apply to successive reorganizations, reclassifications, consolidations, mergers, or share exchanges.

(f)           Other Actions.  The Company will not avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company and will at all times in good faith assist in the carrying out of all of the provisions of this Section 5 and in the taking of all action as may be necessary or appropriate in order to protect the conversion rights of the Holders of the Preferred Stock against impairment.

(g)           Reservation of Shares.  The Company covenants that it will at all times reserve and keep available out of its authorized and unissued Common Stock solely for the purpose of issuance upon conversion of Preferred Stock as herein provided, free from preemptive rights or any other contingent purchase rights of persons other than the Holders of Preferred Stock, such number of shares of Common Stock as shall be issuable (taking into account the adjustments of Section 5(d) hereof) upon the conversion of all outstanding shares of Preferred Stock.  The Company covenants that all shares of Common Stock that shall be so issuable shall, upon issue, be duly and validly authorized, issued and fully paid and nonassessable.  The Company promptly will take such corporate action as may, in the opinion of its counsel, which may be an employee of the Company, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose, including without limitation engaging in best efforts to obtain the requisite stockholder approval.

(h)           Fractional Shares.  Upon a conversion hereunder the Company shall not be required to issue stock certificates representing fractions of shares of Common Stock, but may if otherwise permitted by applicable law make a cash payment in respect of any final fraction of a share based on the Per Share Market Value at such time.  If the Company elects not, or is unable, to make such a cash payment, the Holder of a share of Preferred Stock shall be entitled to receive, in lieu of the final fraction of a share, one whole share of Common Stock.

(i)           Taxes.  The issuance of certificates for shares of Common Stock on conversion of Preferred Stock shall be made without charge to the Holders thereof for any documentary, stamp or similar taxes that may be payable in respect of the issue or delivery of such certificate, provided that the Company shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any such certificate upon conversion in a name other than that of the Holder of such shares of Preferred Stock so converted and the Company shall not be required to issue or deliver such certificates unless or until the person or persons requesting the issuance thereof shall have paid to the Company the amount of such tax or shall have established to the satisfaction of the Company that such tax has been paid.

(j)           Status of Converted or Redeemed Shares.  Shares of Preferred Stock converted into Common Stock or redeemed shall be canceled and shall have the status of authorized but unissued shares of Preferred Stock.

(k)           Giving of Notice.  Each Conversion Notice shall be given (i) by facsimile and by mail, postage prepaid, addressed to the attention of the Chief Financial Officer of the Company at the facsimile telephone number and address of the principal place of business of the Company, (ii) by overnight courier or (iii) by hand.  Any such notice shall be deemed given and effective upon the earliest to occur of (1)(a) if such Conversion Notice is delivered via facsimile prior to 4:30 p.m. (local time in New York, NY) on any date, such date or such later date as is specified in the Conversion Notice, and (b) if such Conversion Notice is delivered via facsimile after 4:30 p.m. (local time in New York, NY) on any date, the next date or such later date as is specified in the Conversion Notice, (2) if such Conversion Notice is delivered by overnight courier, two business days after delivery to a nationally recognized overnight courier service or (3) if such Conversion Notice is delivered by hand, upon actual receipt.

SECTION 6.                                Redemption.  The Company may, at the option of the Board of Directors, redeem all or any part of the outstanding Preferred Stock at any time after the third anniversary of the Original Issue Date, by paying for each share so redeemed the redemption prices listed below, together with an amount equal to all cumulative dividends accrued and unpaid thereon to the date fixed for redemption, provided that notice of redemption is sent by certified mail to the Holders of the Preferred Stock to be redeemed at least 40 but not more than 60 days prior to the date of redemption specified in such notice, addressed to each such Holder at his/her address as it appears in the records of the Company.  On or after the redemption date, each Holder of shares of Preferred Stock to be redeemed shall present and surrender his/her certificate or certificates for such shares to the Company at the place designated in such notice and thereupon the redemption price of such shares shall be paid to or to the order of the person whose name appears on such certificate or certificates as the owner thereon and each surrendered certificate shall be cancelled.  In case less than all the shares represented by any such certificates are redeemed, a certificate shall be issued representing the unredeemed shares.  From and after the redemption date (unless default shall be made by the Company in payment of the redemption price) all dividends on the shares of Preferred Stock designated for redemption in such notice shall cease to accrue, and all rights of the Holders thereof as stockholders of the Company, except the right to receive the redemption price thereof upon the surrender of certificates representing the same, without interest, shall cease and terminate and such shares shall not thereafter be transferred (except with the consent of the Company) on the books of the Company, and such shares shall not be deemed to be outstanding for any purpose whatsoever.  At its election, the Company prior to the redemption date may deposit the redemption price of the shares of Preferred Stock so called for redemption in trust for the Holders thereof with a bank or trust company (having a capital and surplus of not less than $500,000,000) in which case such notice to Holders of the Preferred Stock to be redeemed shall state the date of such deposit, shall specify the office of such bank or trust company as the place of payment of the redemption price, and shall call upon such Holders to surrender the certificates representing such shares at such price on or after the date fixed in such redemption notice (which shall not be later than the redemption date) against payment of the redemption price.

From and after the making of such deposit, the shares of Preferred Stock so designated for redemption shall not be deemed to be outstanding for any purpose whatsoever, and the rights of the Holders of such shares shall be limited to the right to receive the redemption price of such shares, without interest, upon surrender of the certificates representing the same to the Company at said office of such bank and trust company, and the right of conversion (on or before the close of business on the last business day prior to the date fixed for redemption) herein provided.  Any funds so deposited which shall not be required for such redemption because of the exercise of such right of conversion after the date of such deposit shall be returned to the Company.  Any interest accrued on such funds shall be paid to the Company from time to time.  Any moneys so deposited which shall remain unclaimed by the Holders of such Preferred Stock at the end of three years after the redemption date shall be returned by such bank or trust company to the Company after which the Holders of the Preferred Stock shall look only to the Company for payment of the redemption price.  In the event that less than all the outstanding shares of Preferred Stock are to be redeemed at one time, the shares so to be redeemed shall be redeemed pro rata.  The prices at which each share of Preferred Stock may be redeemed during the periods set forth below are as follows:

Prior to the third anniversary of the Original Issue Date: No right to redeem.
After the third anniversary of the Original Issue Date but before the fourth anniversary of
the Original Issue Date:	$52.00 together with an amount equal to all cumulative dividends accrued and unpaid thereon to the date of redemption.
After the fourth anniversary of the Original Issue Date but before the fifth anniversary of
the Original Issue Date:	$51.60 together with an amount equal to all cumulative dividends accrued and unpaid thereon to the date of redemption.
After the fifth anniversary of the Original Issue Date but before the sixth anniversary of
the Original Issue Date:	$51.20 together with an amount equal to all cumulative dividends accrued and unpaid thereon to the date of redemption.
After the sixth anniversary of the Original Issue Date but before the seventh anniversary of
the Original Issue Date:	$50.80 together with an amount equal to all cumulative dividends accrued and unpaid thereon to the date of redemption.
After the seventh anniversary of the Original Issue Date but before the eighth anniversary of
the Original Issue Date:	$50.40 together with an amount equal to all cumulative dividends accrued and unpaid thereon to the date of redemption.
After the eighth anniversary of the Original Issue Date:
$50.00 together with an amount equal to all cumulative dividends accrued and unpaid thereon to the date of redemption.

SECTION 7.                                Definitions.  For the purposes hereof, the following terms shall have the following meanings:

“Original Issue Date” shall mean the date of the first issuance of any shares of Preferred Stock regardless of the number of transfers of any particular shares of Preferred Stock and regardless of the number of certificates which may be issued to evidence such Preferred Stock.

“Per Share Market Value” means on any particular date (a) the closing sales price per share of the Common Stock on such date on The Nasdaq Stock Market or if the Common Stock is not listed on The Nasdaq Stock Market, on such other stock exchange on which the Common Stock has been listed or if there is no such price on such date, then the closing sales price on such exchange on the date nearest preceding such date, or (b) if the Common Stock is not listed on The Nasdaq Stock Market or any stock exchange, the closing sales price for a share of Common Stock in the over-the-counter market, as reported by the NASD at the close of business on such date, or (c) if the Common Stock is not quoted on the NASD, the closing sales price for a share of Common Stock in the over-the-counter market as reported by the National Quotation Bureau Incorporated (or similar organization or agency succeeding to its functions of reporting prices), or (d) if the Common Stock is no longer publicly traded the fair market value of a share of Common Stock as determined by a nationally recognized or major regional investment banking firm or firm of independent certified public accountants of recognized standing (which may be the firm that regularly examines the financial statements of the Company)(an “Appraiser”) selected in good faith by the Holders of a majority of the shares of the Preferred Stock; provided, however, that the Company, after receipt of the determination by such Appraiser, shall have the right to select an additional Appraiser, in which case the fair market value shall be equal to the average of the determinations by each such Appraiser.

“Purchase Agreement” means the Cumulative Convertible Preferred Stock Purchase Agreement, dated as of the Original Issue Date, between the Company and the original Holder of the Preferred Stock.

“Trading Day” means (a) a day on which the Common Stock is traded on The Nasdaq Stock Market or principal stock exchange on which the Common Stock is then listed. or (b) if the Common Stock is not listed on The Nasdaq Stock Market or any stock exchange, a day on which the Common Stock is traded in the over-the-counter market, as reported by the NASD, or (c) if the Common Stock is not quoted on The Nasdaq Stock Market, a day on which the Common Stock is quoted in the over-the-counter market as reported by the National Quotation Bureau Incorporated (or any similar organization or agency succeeding its functions of reporting prices).

IN WITNESS WHEREOF, said corporation has caused this Certificate of Correction this 5th day of June, 2009.

CENTURY ALUMINUM COMPANY
By:	/s/ William J. Leatherberry
Name: William J. Leatherberry
Title: Senior Vice President,
General Counsel, and Assistant Secretary